EXHIBIT 99.2

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”), dated as of July 28, 2010, is entered into by and between VillageEDOCS, a Delaware Corporation, with offices at 1401 N. Tustin Ave., Suite 230 Santa Ana, California 92705-8686 (the “Company”), and Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic, tenants in common (“Holder”).

Recitals

WHEREAS, on or about August 1, 2008, Company, Decision Management Company, d/b/a Questys Solutions, Inc., a California S-Corporation and Holder executed a Stock Purchase Agreement wherein Company was to pay Shareholder $900,000 under a Promissory Note wherein the Company would pay Holder three equal annual installments of $300,000 due on August 1, 2009, August 1, 2010 and August 1, 2011, respectively (the “Note”). Company also agreed to provide additional consideration under the Stock Purchase Agreement, including payment of $115,000 on account of shareholder debt, of which $80,000 remains unpaid (the “$80,000 Payment”).

WHEREAS, as of the date of this Amendment, the outstanding principal balance existing under the Note is $600,000 (the “Outstanding Balance”).

WHEREAS, Company has requested that Holder agree to an extended payment schedule with regard to the payments due on August 1, 2010 and August, 2011, that Holder agree to an extended payment schedule with regard to the $80,000 Payment, and that Shareholder forbear from exercising its rights and remedies under the Stock Purchase Agreement, Note and related documents (as amended, the “Sale Documents”) and Shareholder has agreed to such request in accordance with the terms of that First Amendment to Stock Purchase Agreement and Forbearance dated July 28, 2010 and this amendment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree to amend the Note on the terms and conditions set forth herein.

Agreement

1.           Recitations.  The above recitations are true and correct and are incorporated herein by reference.

2.           Modification of Note.  The Note is hereby modified and amended by:

(a)	deleting the payment provision contained in Section (a) and (b) of the Note, and inserting the following provision in place thereof:

Payment: The Company shall pay Holder a principal sum of $680,000 consisting of the Outstanding Balance of the Original Promissory Note and $80,000 of shareholder debt contained in Section 7.8 of the Stock Purchase Agreement.  The payments under this note are as follows: (a) $175,000 payment to Holder due on or before August 1, 2010; and (b) the remaining payments to occur on the 1st of each month beginning September 1, 2010 through August 1, 2012 to accrue at 12% annual interest rate according the amortization schedule attached at Exhibit “A” which is fully incorporated herein.  All payments shall be made via wire transfer to Holder’s account in accordance with the instructions set forth on Exhibit “B”.  If Company fails to make a payment in accordance with the amortization schedule, Company shall immediately owe a penalty equal to 20% of the respective payment due. Company’s failure to make any payment in accordance this schedule (subject to the five (5) calendar day cure period set forth in subsection (b) below) shall constitute an immediate and incurable default under the Sale Documents and all obligations under this Amended Note, together with interest thereon, and all other liabilities and obligations of Company under the Sale Documents shall be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.  In lieu of exercising its remedies upon default, Holder may, in its sole discretion, exercise an option to receive any past due installment, plus the penalty equal to 20% of the amount of the installment, plus interest accrued on such installment and penalty. For the avoidance of doubt, to the extent the Company makes payments in accordance with the amortization schedule attached as Exhibit “A”, such payments shall be without penalty.

(b)	deleting Section (1) under “Event of Default” of the Original Promissory Note, and inserting the following provision in place thereof:

(1) failure to pay any installment due under this Note when such installment is due and payable and continuance of such failure for a period of five (5) calendar days, provided, however, a penalty equal to 20% of the amount of the installment due shall be payable immediately upon Company’s failure to pay any installment when due and payable; or

3.           No Further Modification; Reaffirmation of Company.  Except as expressly modified herein, the terms, conditions, and provisions of the Note shall remain unmodified and in full force and effect and are hereby ratified and affirmed.

4.           Counterparts.  This Amendment may be executed in counterparts, and counterparts containing signatures of both parties hereto shall be deemed a complete original hereof.

5.           Modification.  This Amendment may not be modified or terminated orally and no modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom the same is sought to be enforced but shall be automatically deemed modified by the instrument executed to effect the transaction.

6.           Governing Law.  This Amendment shall be governed by the laws of the State of California.

7.           Attorneys' Fees.  If any party shall breach the terms and conditions of this Amendment, such breaching party shall be responsible for all fees and costs incurred by any non-breaching party.

[Signature pages follow]

IN WITNESS WHEREOF, this Note has been executed as of the day and year first above written.

The Company: VillageEDOCS, a Delaware Corporation /s/ K. Mason Conner Mason Conner, in his capacity as President and not in his individual capacity.	Holder: /s/ Vojin Hadzi-Pavlovic Vojin Hadzi-Pavlovic /s/ Gloria Hadzi-Pavlovic Gloria Hadzi-Pavlovic

Exhibit A

AMORTIZATION SCHEDULE

Exhibit B

WIRE INSTRUCTIONS